Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-272606 on Form N-2 of our report dated February 29, 2024, relating to the financial statements and financial highlights of Brookfield Infrastructure Income Fund, appearing in the Annual Report on Form N-CSR for the period from November 1, 2023 (commencement of operations) through December 31, 2023, and to the references to us under the headings "Financial Highlights" and “Independent Registered Public Accounting Firm” in the Prospectus, and “Financial Statements” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 29, 2024